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                              IRT PROPERTY COMPANY
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

                    IRT PROPERTY COMPANY AND EQUITY ONE, INC.
                       EARNINGS AND MERGER CONFERENCE CALL
                                OCTOBER 29, 2002
                             11:00 A.M. EASTERN TIME

Operator: Good day and welcome to the IRT Property Company conference call. Today's call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to the Chairman, President and Chief Executive Officer, Mr. Tom McAuley. Please go ahead sir.

Tom McAuley: Thank you Annette. Good morning and welcome to our third quarter conference call. We appreciate you dialing in this morning. We've got a lot to discuss with you.

Immediately following our earnings call, we will have a joint call with Chaim Katzman, the CEO and the Chairman of Equity One regarding the merger announcement that was released this morning.

At this time, I'll ask Ben Jones, our Executive Vice President of Legal and Acquisitions to read our Safe Harbor disclosure.

Ben Jones: Thank you Tom. Statements made during this conference call may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities & Exchange Act of 1934. Such statements are based upon assumptions and expectations, which may not be realized and are inherently subject to risks and uncertainties many of which cannot be predicted with accuracy.

Future events and actual results, financial and otherwise may differ from the results discussed in the forward-looking statements.

Risks and other factors that might cause differences, some of which could be material, include but are no limited to economic and credit market condition, the ability to refinance maturing indebtedness, the impact of competition, consumer buying trends, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, and the financial stability of tenants within the retail industry as well as other risks listed from time to time in company reports and filed with the Securities & Exchange Commission or otherwise publicly disseminated by the company.

In addition, any statements with respect to the potential IRT - Equity One combination will depend upon the continual financial success of Equity One and IRT's current and prospective tenants, Equity One's ability to merge successfully the operations of IRT into Equity One, Equity One's ability to realize the economies of scale and other risks which are described in Equity One's Form 10-K which is on file with the Securities and Exchange Commission.

Thank  you.

Tom McAuley: Thank you Ben. We will dispense with our normal format of having our department heads report on their respective areas in the interest of time. But I will briefly recap the third quarter activities.

And at the end of all of our remarks, both Chaim's and mine, we'll open the call for questions and answers.

Our funds from operations were 30 cents in the third quarter compared to 31 cents in the prior year period.

We were actually slightly less than a penny below the consensus estimates, primarily due to some dilution from our equity offering in April which was used primarily to pay down the debt, the full rent starts in our developments that were delivered in the second and early parts of the third quarter, one planned acquisition that not - that did not pass our due diligence along with a loss of one Kmart lease in which the designation rights purchaser did not purchase the leasehold interest.

And we had to reverse the accrued property taxes and common area maintenance along with the loss of rents.

Leasing activity for the third quarter excluding our properties under construction -- we signed 30 new leases representing 76,000 square feet, representing close to 80,000 in annualized income.

In addition, we renewed 68 leases totaling 170,000 square feet with an average rental increase of 3.2%. Year to date, we renewed 432,000 square feet at a 4.3% average increase in rents.

At quarter end, our tenant retention rate was 80% and our portfolio was 92% leased. We did finish the quarter with a .8% decrease -- again .8% decrease in same store NOI growth primarily due to the loss of the Kmart. But we had a 1.8% increase in same store NOI year to date.

Operating margins were 73.5% for the quarter and 74% year to date. Even those - these operating margins are very good for our sector, they are below our company goal of 78%.

Our revenue capital expenditures total $419,000 for the quarter and $909,000 year to date. Non-revenue capital totaled $430,000 for the quarter and $828,000 year to date.

At our redevelopment property, Carollwood Center in Tampa, Florida, the construction of a Publix store including the renovation of the center is almost complete. And I believe that store will open on November 7th.

At Bay Pointe Plaza in St. Petersburg, the expansion of Publix is nearing completion. And in both locations as you recall, we received new 20 year leases from Publix.

We continued during the quarter to execute our plan to dispose of smaller low growth properties in tertiary markets. During the quarter we sold Forest Hills Center in Wilson, North Carolina, for $6.5 million resulting in a gain of $2.2 million.

Three additional properties located in Lexington, Virginia, Lawrenceburg, Tennessee and Venice, Florida are all under contract to sell and in various stages of due diligence. We expect two of the three to close in the fourth quarter.

If all the sales are completed according to contract terms, the total proceeds will be approximately 12 million. We also expect to close on the sale of our land in Miramar, Florida in the next 45 days.

At  this  time  I'll  just  ask  Jay  to  comment  on  the  balance  sheet.

Jay Levy: Thanks Tom. Our balance sheet has continued to strengthen with the repayment this quarter of a $2 million mortgage. This leaves us with 69 unencumbered properties. And unencumbered properties represent 67% of total real estate investments at cost.

Our revolving term loan had a balance of $17 million at the end of the quarter, which was priced at 2.86%, and is our only variable rate debt. Our interest coverage has gone up 2.9 times and fixed charge coverage increased to 2.6 times.

And also our guidance for the remainder of 2002 remains unchanged at FFO of $1.28 to $1.30 per share.

Tom McAuley: Thank you Jay. The excitement that we have this morning of course is the announcement that our board of directors last night approved the merger of IRT with Equity One.

I might also add that this decision was unanimously supported by our six senior officers of the company, five of which will be staying on with the company going forward along with approximately 90% of the employees of IRT.

Over the last several years, we've stated our desire and our goal to be a larger company with at least a minimum of $1 billion in total market capitalization. This transaction accomplishes that goal. And we believe that we have structured a transaction that clearly benefits our shareholders, bond holders, employees, and in addition gives the shareholders the option of taking cash, stock or a combination.

Over the last few years we have searched for the right fit to maximize the value for our shareholders. We believe that this merger brings together an entrepreneurial leadership team coupled with an efficient management organization, a conservative balance sheet, a wonderful geographic concentration of properties from Texas through Louisiana, Florida up through Georgia and the Carolinas. Florida will be the base of the largest concentration of assets.

This merger further diversifies our tenant base, lessens our exposure to any one tenant and gives the company the size and platform to enhance both companies' growth going forward.

Those shareholders that elect the stock option will realize a 3% increase in their dividend on the new shares after the exchange ratio, the dividend will be
97.2  cents  per  share  compared  to  94  cents  per  share  today.

We also expect that the larger company will realize a higher multiple to the FFO. And I can't tell you again how excited we are to be able to work this transaction out with Chaim Katzman and his team.

At  this  time  I'll  ask  Chaim  to  make  his  remarks.

Chaim Katzman: Thank you Tom. With me this afternoon from Equity One I have Doron Valero, President and Chief Operating Officer, as well as Howard Sipzner, our Chief Financial Officer. And again, I want to thank you Tom and the IRT team for inviting us to piggy-back on your earnings call on such a short notice. We really do appreciate it.

In my mind, the rationale for this merger is very simple and a very obvious one. We have two companies focused on the same region and the same asset class, each of them too small to go it alone.

I believe that this merger creates a Southeast powerhouse, enhances our dominance in Florida and gives us a great foothold in the rest of the region.

Both companies are focused on supermarket anchored centers. And a result, the combined entity will have more than 120 shopping centers anchored by supermarkets out of its 181 properties.

This merger will increase Equity One's analyst following and gives us a real chance to maintain IRT's investment grade rating.

Of course there are also some challenges involved with the IRT portfolio. And the biggest one being the Kmart with about $4.2 million in total revenues. We have done our due diligence, evaluated each of those situations. And we are getting into this transaction with our eyes open.

We have also assumed about $90 million worth of dispositions to take place in the first year of the merger.

On a different note, this is a real friendly merger. I have known Tom for the last four years and have highest regard for him and what he has accomplished here at IRT. And I look forward to working with Tom through the integration of these two great companies.

IRT has a highly skilled management and employee team as well as our - as well as Equity One. We expect to retain almost all senior management and employees of IRT. And accordingly we expect a very smooth integration process.

Let me also remind you that Equity One has successfully integrated two major portfolios in the last couple of years. So we also have experience in undergoing the integration process.

As to our capital structure, we are committed to maintain a conservative capital structure with 50% of leverage and to maintain a very strong debt coverage ratio that will allow us to maintain the investment grade rating that IRT enjoys.

As far as the dividend involved, we will maintain our current level. And that will spell a 3.4% increase for IRT shareholders who will chose stock in the merger.

Our payout ratio will improve and will hover around the 70% mark. And last but no least, we expect this merger to be 4% accretive to our `03 guidance that we have provided everybody with. And that spells a range of $1.49 to $1.53, the midpoint of which is $1.51, in FFO for `03.

And with that, let me open the call for questions. We all here available to answer your questions.
Tom  McAuley:  Annette?

Operator:  Yes?

Tom  McAuley:  We  are  ready  to  open  the  call.

Operator: Thank you very much. And at this time, if you do have a question, please press star 1 on your touch-tone telephone keypad. Again, that is star 1 to ask a question. Also if you do have your line on mute, please lift your handset to allow your signal to reach our equipment.

Again, that is star 1. And we'll pause for just a moment. Our first question today comes from Andrew Rosivach with Piper Jaffray.

Andrew Rosivach: Good morning to both teams. A number of questions on the merger. First, could you just walk us through specifically what the IRT shareholders can elect? And specifically is there an instance where they would have to by necessity take cash or stock?

Chaim  Katzman:  Hi  Andy.

Andrew  Rosivach:  Hi.  How  are  you  Chaim?

Chaim Katzman: Fine. There is a minimal 50% stock election. That is really the only I guess - the only string in the transaction. An IRT stockholder can elect all stock, all cash or a combination of both.

In the event more than 50% of IRT stockholders would elect cash, then the cash election would be prorated downwards, and they would get whatever is in excess of 50% in stock.

Andrew Rosivach: Got it. Okay. Next, can you describe any environmental liabilities that may exist in the IRT portfolio, your underwriting process and how you're reserving against it?

Chaim  Katzman:  Doron  would  answer  this  one.  Doron,  please?

Doron Valero: Hi Andy. We have reviewed the environmental liabilities. We have found nothing alarming or any liabilities that we are concerned about at this point.

Andrew Rosivach: And did you do any specific property level environmental due diligence?

Doron Valero: Yes, we have reviewed all the environmental issues that IRT have in their portfolio. Also we recognize the fact that IRT has environmental insurance. And our experts that reviewed it have found nothing material.

Andrew Rosivach: Got you. Have you done any NAV analysis of both Equity One and IRT kind of pre- and post-merger, where you would post those numbers?

Howard Sipzner: Yes, Andy it's Howard. I mean in general it's not been Equity One's policy to provide NAV estimates. Clearly both companies received independent fairness opinions on the transaction, which included among other things, NAV analyses on the basis of those opinions. Both boards moved forward to recommend the transaction. And I guess therefore the conclusion can be that incorporating NAV as well as other fairness measures it was a fair transaction to both parties.

Andrew Rosivach: Okay that's fair. In terms of your forward guidance and also the cap rates I believe is 9.75 on NOI for IRT, what are the general forward assumptions in terms of operating performance, especially, you know, you mentioned that you are going in with your eyes open on Kmarts. Are you assuming that some of those Kmart are going to come in?

Doron: Andy, let me answer your question regarding the Kmart. We, as Chaim mentioned, are going in with our eyes open. We are aware of the challenges. But really when you review the six Kmarts that IRT has and the two - that Equity One has, really reviewed the sales figures of them, there is only one that we are expecting if there'll be another closure of Kmart, we're expecting that one to close. And that one is about $580,000 total rent that that store contributes.

And as far as the rest of them, a lot of them are $200 per square foot range. And the ones that are not, really it would be a blessing if we'll ever see them coming back to us.

So  we  are  very  focused  on  it,  and  are  aware  of  the  risk  factor.

Andrew Rosivach: Got you. And last up, how large were the transaction costs anticipated for the merger?

Howard  Sipzner:  Between

Chaim  Katzman:  Twelve  to  13  million  bucks.

Andrew  Rosivach:  Great.  Thanks  guys.

Operator:  And  moving  on  we'll  hear  next  from  Tom  Lofton  with  Wachovia
Securities.

Tom Lofton: Hi. Can you guys talk a little about with regard to your investment grade ratings? Can you talk about your - how that fits into your strategy going forward, whether you want to maintain access to the unsecured market number one? And number two; can you expand on your conversations with the rating agencies over the merger?

Howard Sipzner: Yes sure. This is Howard Sipzner. Jay Levy and I together with Chaim and Tom have spent time already with the rating agencies introducing the transaction. Clearly an attraction of this transaction was the opportunity to maintain this rating. It is certainly a positive feature of the combined company.

And we will be reviewing our financial projections; capital plans with the agencies who have come out preliminary on the transaction with credit watch which is to be expected.

But we will be working diligently with them to try to meet all of their needs and the bondholder needs to maintain that rating.

Tom  Lofton:  Okay,  thank  you.

Operator: And just a reminder if you do have a question, please press star 1 on your touch-tone telephone now. Again, that is star 1 if you have a question. Our next question today comes from Diana Drapkin with Guard Hill Capital.

Diana Drapkin: Hi. Yes hi. Just several questions on the merger. First of all, regarding the regulatory approvals, is HSR required for the transaction, Hard-Scott-Rodino?
Tom  McAuley:  I'm  sorry,  could  you  repeat  that?

Diana  Drapkin:  Sure.  Do  you  need  the  HSR  approval?

Tom  McAuley:  HSR  -  no.  We  don't  think  so.

Diana  Drapkin:  Okay.  And  are  there  any  collars  and  walk-aways?

Chaim  Katzman:  There  is,  and  Howard  why  don't  you  elaborate  on  that.

Howard Sipzner: Yes, I mean there are certain collars based on 30 day averages with respect to both Equity One's weighted average stock price as well as IRT's weighted average stock price. And then there are some immediately prior three day checks right before the transaction closes that run and affect mutually both companies.1

(Diana Drapkin): Okay and what is it based on, on what prices, on what average prices?

Howard Sipzner: Okay with respect to Equity One's stock price, it's $12.06 for the 30 prior trading days and $11 for the three immediately prior trading days. And on the IRT side, the 30-day number is $10.935 and $9.935 for the three prior trading days.

Essentially similar calculations off of each company's price going into the transaction.

(Diana  Drapkin):  Okay.  Okay  and  is  the  merger  subject  to  financing?

Howard Sipzner: No, Equity One has secured a combination of equity investment commitments as well as debt commitments and those are binding and there is no financing contingency.

(Diana  Drapkin):  Okay  great,  thank  you.

Operator:  And  moving  on,  we'll  hear  from  Jeff Goldman with First Capital.

Jeff Goldman: Hi, good morning. I just wanted to clarify one point on the election process. Am I to understand that if a shareholder wants to elect stock that there would be no pro-ration in any circumstance meaning you could get 100% stock but you'd be prorated only on the cash election?

Chaim  Katzman:  That  is  correct.

Jeff  Goldman:  Okay,  thank  you.

Operator: And just another reminder, if you do have a question or comment for our speakers today, please press star 1 on your touch-tone telephone. Our next question today comes from John Cardosa with Chesapeake Partners.

John Cardosa: Hi guys, a couple of questions for you. First, when do you estimate closing the transaction?

Chaim Katzman: Late in the first quarter which means the mid to late first quarter.

1 Note that there are no collars, as such, provided in the merger agreement. However, if the 30-day weighted average trading price for Equity One common stock prior to the closing of the merger is less than $12.06 per share, or if the 3-day weighted average trading price for Equity One common stock prior to the closing of the merger is less than $11.00 per share, then the voting agreement executed by certain Equity One stockholders is terminable by such stockholders and the IRT board has the right to withdraw its recommendation of the merger to the IRT shareholders. In addition, the Equity One stockholders may terminate their voting agreement if the 30-day weighted average trading price of IRT prior to the closing of the merger is less than 10.935 per share or the 3-day weighted average trading price for IRT common stock prior to the closing of the merger is less than 9.935 per share. You are referred to the specific provisions of the merger agreement and the voting agreements which are exhibits to the Current Reports on Form 8-K filed by Equity One and IRT on October 30, 2002, the terms of which are incorporated herein by reference.

John Cardosa: Okay and maybe you can just walk through in light of that closing date the dividends that the release says that Equity One is not going to pay the Q1 dividend till after close of the merger.

Chaim Katzman: No. Each of the companies would continue their routine dividends, their cycle of dividends. We would synchronize the cycle of dividends for the two companies in the near future but both companies would go on paying all the dividends ordinarily.

John Cardosa: Okay, can you walk me through how you're going to synchronize, what the synchronization date will be?

Howard Sipzner: Yes, I mean essentially right now Equity One pays its dividend at the end of the quarter. In other words on December 31. IRT pays their comparable dividend on December 1. And when we establish a likelihood of a closing date, we'll match those up by one party or the other paying a pro rata dividend.

John Cardosa: Okay so then is your expectation that you'll pay one dividend, one more dividend before the closing of the merger?

Chaim  Katzman:  We'll  pay  as  many as we'll have between now and the closing.

Howard Sipzner: Yes I mean certainly each company will pay their dividends in December if and when declared through the March 1 and March 31 or anything in between it will depend on better knowledge of the actual closing date.

John Cardosa: Okay so it's basically one or two but it's going to be synchronized for that.

Man:  That  is  correct.

Man:  That's  correct.

John  Cardosa:  Okay.  Thanks  a  lot  guys.  Congratulations.

Operator: And again just another reminder, if you do have any questions, please press star 1 on your touch-tone phone. Again that is star 1. And we'll hear next from S.T. Tallapragada with Cathe Financial.

S.T. Tallapragada: Yes, can you tell me what the drop-dead date is on the merger agreement?

Tom McAuley: I believe the drop-dead date is March 31. We expect to file the definitive merger agreement hopefully on Edgar no later than tomorrow. And of course all that will be spelled out in that agreement but March 31 of `03 is the drop-dead date.

S.T.  Tallapragada:  Great,  thank  you.

Operator:  And  up  next  we  have  Ralph  Block  with  Bay  Isle  Financial.

Ralph Block: Congratulations guys. Could you just give us a little bit of background as to how this transaction originated and when the discussions might have began?

Tom McAuley: Well Ralph, as I said in my earlier comments, we've been searching for the right fit for our company, you know, and part of - in all of our board meetings over the last couple of years looking at strategic alternatives especially recognizing that our investor base is largely retail, approximately 72%.

Of course we want to maximize all shareholder value but we were a little bit concerned, not concerned but yes, concerned that we did meet a dividend or have a merger candidate that had a dividend that would be something that our retail shareholders could continue if they elect the stock and get an increase in and this transaction seems to fit all of those.

But I guess the big overriding thing was we've had about a 30% and now it's probably 20% of our portfolio in tertiary markets. Two years ago - 2-1/2 years ago, we started acquiring and developing in Florida. Of course we ran into Equity One every time we would do something in Florida.

We got to know the folks. We've got a good relationship with the folks. And the thing that really pushed us was that we will be probably the second largest retail owner of properties in the state of Florida. We will have 80 grocery - or neighborhood shopping centers in Florida. We will own I believe 40 (Publixes) as a result of this transaction.

So it really does make a lot of sense and in evaluating a number of different situations, this one is the one that we felt was the best for all of our constituents.

Ralph  Block:  Thank  you.

Operator:  And  we'll  hear  next  from  Lydia  Norton with Selective Insurance.

(Deder): This is actually (Deder) at (Goldislager). I was wondering, could you go into a little bit more detail as far as the merged companies capital structure? Just wondering how much secured debt you will have and what percent of the portfolio will be encumbered?

Howard Sipzner: This is Howard Sipzner. We have a couple of strategies going into the transaction or objectives. One is to keep our leverage below 50%, to keep our EBITDA to interest expense coverage above 2.6 and to keep our fixed charge coverage above 2.2. Those are obviously part of the rating agency equation. The other as you pointed out is secured debt.

One of the things Equity One will be working on is transforming a significant portion of its currently secured debt which primarily is concentrated in credit and other bank facilities and working with existing banks on both sides to come up with a larger unsecured facility which should push that overall ratio down to at or perhaps even below 30% secured debt.

(Deder):  Okay,  thanks.

Operator:  And  we'll  move  on  to  David  Fick  with  Legg  Mason.

David Fick:Good morning gentlemen. Congratulations. I have to say that for both of the CEOs involved here, this strategy's been no secret for a very long time not necessarily the

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companies  but  the  acquisition  strategy on Equity One's part. And Tom, you've been  for  sale  forever.

Tom  McAuley:  We're  in  the  real  estate  business  David.

David Fick: The question I have is actually not for the deal guys who don't have to run all this stuff, for Doron. Doron, you got your hands full today with CEFUS and UIRT. You've got a ton of leasing. I saw you got the Lowe's deal done. Congratulations finally. But now what are you going to do with all this?

Doron Valero: Going to go to the beach I guess. Hi David. Actually I'm excited. CEFUS and UIRT as I've mentioned in our call last week have been a seamless transition. It's moving smoothly. We're definitely ready to take another task and definitely with a team of IRT unlike the other two transactions that we had no team, here we have a wonderful team that really can help us put it all together. So I'm extremely optimistic.

David Fick: Well great, thank you. I look forward to coming down and taking a look at the real estate.

Doron Valero: Take longer this time. This time it will be a little bit longer than a day.

Operator: And again just another reminder, if you do have a question, please press star 1 now. And we'll hear next from John Demasi with Coro Nation Capital.

John Demasi: Hi, can you tell me what the policy will be between now and the closing on the dividend of IRT because you're about a month apart on record dates? Will you, you know, coordinate those so that they're on the same date so you avoid, you know, having the shareholder pick up two dividends or missing a dividend?

Tom McAuley: Yes David, the answer is we will all pay both Equity One and IRT will pay dividends as usual and we expect the next dividend to be paid on December the 1. Then depending on the length of time that it takes to get the merger completed, we will pay the next dividend if that's the case.

We will synchronize the dividends as was mentioned earlier probably sometime right after the first of the year. But we do not anticipate anybody missing any dividend. And the good thing for the IRT shareholders is they will get a 3.4% increase in their dividend.

John Demasi: Right, right. Okay, great. And you did mention earlier that there were collars. Technically, you're not talking about collars but the exchange ratio's fixed, is that right?

Chaim Katzman: That is correct. It's just a walk away. There's a walk away provision actually.

John  Demasi:  Walk  away  right.  Okay,  great.  Thanks  a  lot.

Operator: And our next question today comes from Alissa Assenza with Salomon Smith Barney.

(Ross Nussbaum): Hi, it's actually (Ross Nussbaum) here at Salomon. Tom congratulations. One question for you, in thinking about doing this deal now, how much did your Kmart exposure play into this in terms of thinking about your growth rate over the next year and

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a  half and saying to yourself, you know, what maybe it makes more sense to sell now  rather  than  wait  a  year?

Tom McAuley: Well clearly with, as you know and Jonathan Litt knows at your fine firm, we have been looking for this situation for some time. It wasn't pushed any faster because of the Kmart situation. As Doron said, they've done their due diligence and we feel as does probably Doron that in the event there's another round of closures which is expected sometime during I guess the first half of `03 if the press is going to be correct, we will possibly lose one store.

And as you know, we have weathered storms of anchor tenant closings before and we fully expected to weather this one. However, the deal does benefit the shareholders by reducing the exposure to the IRT shareholders to Kmart if God forbid they decided just to close all the Kmart's in the Southeast.

So we have spread that Kmart risk over much larger capital base. But that in and of itself was not the reason for the transaction. This is a great transaction for our shareholders primarily due to that strong concentration in Florida.

Ross Nussbaum: Question for the Equity One guys. What percentage of the company will be owned by the affiliated investors after this deal?

Howard Sipzner: Ross assuming a 50% election, the parent companies of Equity One will own slightly below 50% and Equity One's one other 5% or larger shareholder will be about 9%.

But most importantly, we'll be more than doubling the public float of Equity One stock and as you know from conversations that's been one of our major objectives is to increase our float. We'll go from something like eight, nine million shares that trade freely to greater than 20 in a 56 million share company. And this transaction with IRT and particularly their retail base makes it a great fit for us.

Ross Nussbaum: Is this 5% shareholder you're talking about, is that Alony Hetz or Gazit?

Howard  Sipzner:  Yes,  that  is  Alony  Hetz.  That's  correct.

Ross Nussbaum: Okay so including Alony Hetz, we're talking about somewhere just under 60% ownership?

Howard Sipzner: About 56, 57% that's right. And that's assuming a 50% stock election sort of the minimum case.

Tom McAuley: And I don't know whether it's fair to say Ross, we expect that our shareholders will probably come in a lot higher than 50% stock because of the dividend and the investor base that we have.

Ross  Nussbaum:  Thank  you  guys.

Tom  McAuley:  Thank  you  Ross.

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Operator: Okay, our next question comes from Rick Gable with Sun Life Financial.

Rick  Gable:  It  was  just  asked,  thanks.

Operator:  And  we'll  move  on  to  Mark  Zeisloft  with  RREEF  Securities.

Mark Zeisloft: Can someone comment about are there any synergies or cost savings associated with this merger?

Howard Sipzner: Yes, this is Howard. We've assumed very minimal synergies in 2003, really just the immediately obvious ones, I think about $250,000 a quarter and slightly more than that in `04, $375,000 a quarter. Those were the ones that just on the back of the envelope you can identify from just putting two companies of our type together.

I  would  expect  once  we  get  further  into  it,  those could even be larger.

Mark Zeisloft: And the - at this point is that the senior management team, all five of the senior management team of IRT are going to stay on, five of the six I guess?

Tom  McAuley:  Five  out  of  the  six,  that's  correct  Mark.

Mark Zeisloft: Okay and the $250,000 that you've budgeted or you - what does that relate to?

Howard Sipzner: That includes such things as rent savings. It includes savings on common activities such as printing costs, filing costs, audit fees, all the obvious costs that are going to be less than the sum of the two companies current costs.

Mark Zeisloft: Okay, who's the one executive that's not going, like yourself, sticking around? Is that you Tom?

Tom  McAuley:  Well  you  couldn't  figure  that  out  by  now?

Mark  Zeisloft:  I'm  just  a  literal  type  of  guy  you  know?

Tom McAuley: I have committed to Chaim and Doron and partially maybe to answer Dave Fick's question that I will, have committed that I will assist them in the transaction as a management advisor to Chaim and Doron for upwards to a year to make sure that this transaction takes the best practices of all the companies and we put it together for a real seamless transition.

And so while I may not be an employee of the company, I certainly expect to work with them for at least or up to a year.

Mark  Zeisloft:  Okay,  great.  Thanks.

Operator: And we have a question from Mike Shannon with Westchester Capital Management.

Mike  Shannon:  My  question  was  answered.  Thank  you.

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
Operator: Thank you and we'll move on. We have a follow up from John Cardosa with Chesapeake Partners.

John Cardosa: Hey guys, one more quick question and forgive me if this was already answered. I had to drop off the call for a little bit.

You had mentioned that the companies have known each other for about four years. Can you talk through perhaps some more background to the transaction? Were there other combinations contemplated? Any other companies that were interested and, you know, buying one of the two of you, anything like that?

Tom McAuley: I really don't think we can comment on it now. I mean, you know, over time as -- this is IRT talking -- we've had conversations with different people about different strategies. But as far as the history, the transaction and I mean just really Chaim and I have kind of known each other through the industry.

John Cardosa: Okay, so there wasn't a type of thing where, you know, one of the companies was necessarily looking for a buyer. It was more just the two of you have known each other for a while.

Chaim Katzman: I think that really evolved out of Tom and me talking a lot and I believe that at some point it became clear that these two companies really belonged together and I believe this is how it came about.

Tom McAuley: Both from a geographical fit as well as the size fit. Just trying to get a greater size.

John Cardosa: Now in the course of the merger talks, were there any other parties that came in and discussed possible bids in either one of the companies?

Tom  McAuley:  I  don't  know  that  I  can  answer  that  question.

John  Cardosa:  Okay,  thanks  a  lot.

Operator: And just another reminder, if you do have a question, please press star 1 on your touch-tone phone. We have another follow up from David Fick with Legg Mason.

David Fick: Thanks. I have one rather material question that hasn't been discussed so far and that is the cash proceeds, the Gazit and Alony Hetz commitment is actually a binding commitment on them isn't it to provide your cash and to the extent that IRT shareholders were to elect more than 50%, you'll actually end up with excess proceeds from the equity raise, is that correct?

And  then  if  it  is, how are you planning to deal with the potential dilution?

Howard Sipzner: Your analysis is correct and let me give a little bit of background. Both companies agreed that they wanted a certain minimum capital structure for the transaction specifically that there would be the issuance of at least 22.3 million shares of Equity One.

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And simply doing the math, if the IRT shareholders go to the 50% election at the
..9 ratio, you need 6.9 million shares to fill that gap and that is the equity commitment that we have secured.

Cognizant of the fact that there could very well be higher levels of election, we've structured two specific features in that equity commitment. Number 1, we can reduce it from 6.9 to six million shares. And secondarily, we can defer the takedown of as much as 3 million of the shares in two future tranches.

So with that structure in place, we feel pretty confident that we can put all the capital we'll have on hand to proper use.

David  Fick:  Is  that  at  the  $13.30  price?

Howard Sipzner: If there's an election above 50%, the price at which the investors will purchase the shares will rise from $13.30 to $13.50 and it will max out at that level once an additional two million IRT shareholders seek to pursue stock. Sort of on a sliding scale formula.

David Fick: Okay, so the follow up on that question was what will you do with the excess proceeds? Will you be in a sort of general growth type situation where you've got money you got to spend?

Howard Sipzner: Well most initially, we would reduce dramatically the amount of interim financing we would use to fund the cash portion. That's upwards of $100 million commitment. So that would be the first place to not access those funds.

David  Fick:  But  Howard  that's  dilutive.

Howard Sipzner: It certainly would create less accretion. As we said earlier, the guidance we've provided is at a 50% election level. Obviously we've run scenarios at all the different levels. At some point quite extreme upwards of 80%, 90% election if it were to come to pass, there would be less and possibly no accretion.

But of course you'd be looking at a dramatically different company then with far stronger credit ratings for example than a triple B minus company would indicate.

And...

David Fick:But clearly Howard, I understand that. What is that break-even point is in the 80s though in terms of election before the accretion goes away?

Howard Sipzner: Well we've run a couple of different analyses. I mean first there's the 50/50 we've talked about. And then we've run what we call a leverage neutral scenario, which basically maintains all of Equity One's current credit statistics. That's at about a 65% election and that's still nominally accretive.

And then in about the mid to low 70% election level you begin to lose the accretion in the transaction.

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
David  Fick:  And  above  that  point  it  becomes  a  dilutive  transaction?

Howard  Sipzner:  It  could  be  dilutive,  that's  correct.

David  Fick:  Okay,  thank  you.

Operator: And again if you do have a question, please press star 1 and we'll hear next from Rick Gable with Sun Life Financial.

Rick Gable: Hi, I'm sorry if I missed this but Chaim could you talk about your role in the merged company and your role in the Israeli company and how that's going to change if at all?

Chaim Katzman: I'm going to stay the CEO of Equity One, Chairman and CEO. And what was the other question, I'm sorry?

Rick Gable: Just is your relationship with the Israeli company going to change at all?

Chaim  Katzman:  It  would  not  change.  It  will  stay  the  same.

Rick  Gable:  Okay,  thanks.

Operator: And again if you do have a question, please press star 1 on your touch-tone phone now. Again that is star 1. Our next question comes from Mark Zeisloft with RREEF Securities.

Mark Zeisloft: Just a follow up, what is the public float going to be for EQY post deal pro forma?

Chaim  Katzman:  Approximately  22  million  shares.

Mark Zeisloft: And what is the public going to own versus what's owned by insiders?

Howard Sipzner: At a 50% election level the numbers break down as follows. The company would have approximately 57 million shares outstanding. The Gazit group, various parent entities of Equity One would own just under half of those about 27 million shares.

Alony Hetz, a current large owner, 10% owner in Equity One would increase their holdings to about 5.1 million shares or about 9%. Various insiders of Equity One
- I'm sorry, Stan Kroenke currently a 7%, roughly 6% owner of IRT shares if he elects stock would situate at about a 3% owner. He is their largest shareholder currently.

Various insiders, board members and the like would have approximately 2% and what we'll then call the remaining public float would be as Chaim said about 21-1/2 million shares comprising about 38% of the outstanding common stock.

Mark Zeisloft: All right, so you're still going to be minority held to the public, okay.

Howard Sipzner: We will still be minority held to the public. Clearly as you get to those higher election levels, those numbers begin to transform.

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Mark  Zeisloft:  Okay,  great,  thank  you.

Operator: And as a final reminder if you do have a question, please press star 1 on your touch-tone phone now. Again that is star 1 if you do have a question or comment.

And gentlemen it appears there are no further questions at this time. I'll turn the call back to you.

Tom McAuley: Okay again on behalf of IRT, we certainly appreciate your calling in and being interested in this transaction. As I said a few minutes ago, we expect the definitive merger agreement to be filed on Edgar sometime by no later than late tomorrow afternoon that you can access it and thank you so much and Chaim if you want to

Chaim Katzman: In closing again, I will thank the IRT people for really inviting us to join this call. I wish to thank you all for getting on the call and we are really excited here about this merger and some are tired as well. I guess we all need a good night rest after yesterday. But again, thank you very much for joining us at such a short notice and hope to talk to you all the next conference call. Thank you very much.

Tom  McAuley:  Thank  you  very  much.  Thank  you,  Annette.

Operator: Thank you and that does conclude our conference today. We thank you all for your participation.

*  *  *  *  *  *  *  *

Equity One will be filing a registration statement on Form S-4, containing a joint proxy statement/prospectus and other relevant documents, with the Securities and Exchange Commission concerning the proposed merger between Equity One and IRT. YOU ARE URGED TO READ THE REGISTRATION STATEMENT CONTAINING THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EQUITY ONE, IRT AND THE MERGER. You may obtain the registration statement containing the joint proxy statement/prospectus and other documents free of charge at the SEC's web site, www.sec.gov. The joint proxy statement/prospectus and these other documents may also be obtained for free from Equity One by directing a request to Equity One, 1696 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179, Attention: Investor Relations, telephone: (305) 947-1664 and from IRT by directing a request to IRT Property Company, 200 Galleria Parkway, Suite 1400, Atlanta, Georgia 30339, Attention:
Investor Relations, telephone: (770) 955-4406. Equity One and IRT, and their respective directors and executive officers and other members of their management and employees, may be deemed to be participants in the solicitation of proxies from the stockholders of Equity One and IRT in connection with the merger. Information about the directors and executive officers of Equity One and their ownership of Equity One shares is set forth in the proxy statement for Equity One's 2002 annual meeting of stockholders. Information about the directors and executive officers of IRT and their ownership of IRT stock is set forth in the proxy statement for IRT's 2002 annual meeting of shareholders.
Investors may obtain additional information regarding the interests of such participants by reading the joint proxy statement/prospectus when its becomes available.

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